EXHIBIT 10.3
                      LICENSE AGREEMENT

       This license agreement (this "Agreement") is made as of the day of March 2001, between Michael Caruso & Co.,
Inc.,  a  California  corporation,  with  offices  at   400
Columbus Avenue, Valhalla, New York 10595 ("Licensor"), and Innovo, Inc., with offices at 2633 Kingston Pike, Suite 100, Knoxville, TN 37919 ("Licensee") (collectively, the "Parties").

       WHEREAS, Licensor has, as a result of its substantial use and promotion, become identified with the trade name, trademark and service mark "BONGO", particularly for footwear and accessories and products and services related thereto, and as a result of such substantial use and promotion has developed a reputation for products and accessories that represent a certain lifestyle, quality and distinctiveness; and

       WHEREAS, Licensee desires to acquire the right and license from Licensor to use the trade name, trademarks and service: mark, whether or not registered, consisting of
"BONGO", and such variations and derivations thereof as Licensor in its sole discretion shall designate as usable by Licensee (the Licensed Mark"), in connection with the design, manufacture, sale, marketing, distribution, advertising and promotion of Articles (as defined herein), upon such terms and subject to such conditions as set forth herein.

       NOW THEREFORE, in consideration of the mutual representations, warranties and covenants hereinafter set forth, the Parties hereby agree as follows:

1. GRANT AND USF OF LICENSE.

  1.1 General. Licensor hereby grants to Licensee during the Term (as defined In Section 2.1 and subject to the terms and conditions of this Agreement, an exclusive right and license, without the right to assign or sublicense any of the rights hereunder, to use the Licensed Mark in connection with the manufacture, sale, marketing, distribution, advertising and promotion of bags, belts and small leather/pvc goods (the "Articles") throughout the Territory (as defined in Section 1.2).

  1.2 Territory. Licensee shall have the right to sell, market, distribute, advertise and promote Articles throughout the United Stars, including its territories and possessions, Mexico, Central and South America and Canada (the "Territory"). Notwithstanding the foregoing, it is understood that Licensor only has applied for or registered the Licensed Mark in the countries set forth in Exhibit A hereto, and that If Licensee desires to sell Articles within a country not included in Exhibit A, Licensor shall cooperate with Licensee in applying for and/or registering such mark in its name, but Licensee shall be solely responsible far all such costs, expenses and fees associated therewith and shall, upon Licensor's submission to Licensee of documentation reflecting such costs, fees and expenses, promptly reimburse Licensor for any and all amounts so expended by Licensor.

  1.3 Best Efforts of Licensee. Licensee shall use its best efforts to exploit the rights herein granted throughout the Territory and to sell the maximum quantity of Articles consistent with this Agreement. Licensee shall not distribute or sell Articles in any country or region of the world outside the Territory or sell to any third party that it has reason to: believe may sell or export Articles outside the Territory.

  1.4 Reservation of Rights. Licensor reserves all rights to the Licensed Mark except such as are specifically granted herein to Licensee.

  1.5     Trade  Shows   Licensee shall participate  in  all
major accessories markets and trade shows so as to sell and promote a maximum of Articles during the Term. Licensee shall beaR all costs associated with such shows.

  1.6 Showroom. .Licensee shall have the right to display Articles in the showroom operated by Unzipped- Apparel LLC ("Unzipped"), located at 215 West 40th Street, in New York City, subject to approval of displays by Licensor and space availability in the showroom as designated by Unzipped.

2. TERM.

  2.1 Term. The term of this Agreement shall be the period commencing as of the date hereof and continuing through March 31, 2003 (the "Term"). It Is understood that in the event that the Licensed Mark is sold or transferred
In its entirety prior to the end of the Term, this License shall terminate upon the dosing of such sale or transfer.

  2.2 Definition of Year and Quarter. (a) The first Year of the Term shall be the period from the date hereof through March 31, 2002. The second Year of the Term shall be the period 4/1/02- 3/31/03. Each quarter 'of each Year (commencing January 1, April 1, July 1 and November 1) shall be a "Quarter".

3.  MANUFACTURE OF ARTICLES; QUALITY CONTROL

  3.1 Production of Articles. Licensee shall, at its own expense, manufacture, sell, market, distribute, advertise and promote Articles bearing the Licensed Mark, along with any Packaging Materials (as defined in Section 3.2) used in connection therewith, of a good quality that are at least comparable to similar items offered at comparable prices for the BONGO brand and of such style, appearance and distinctiveness so as to protect and enhance, and in no manner reflect adversely upon, the prestige of Licensor and the Licensed Mark and the goodwill pertaining thereto.

  3.2 Contractors and Suppliers. All Articles shall be manufactured, sold, distributed, marketed, advertised, promoted, labeled, packaged and, if applicable, imported in compliance with all applicable laws, rules and regulations. Licensee shall use such legends, markings and notices as may be required by law on the Articles and on any materials in which the Articles are packaged, including, but not limited to tags, labels, boxes and bags ("Packaging Materials").

  3.3 Approvals by Licensor. (a) Licensee shall submit to Licensor for product and quality approval pre-production samples of all Articles or Packaging Materials, and any and all items or components used or intended to be used by Licensee In connection therewith. If Licensor shall disapprove of any such Articles or Packaging Materials, Licensee. shall use all commercially practicable efforts to refrain from using such item(s) or components) or to modify such Articles or Packaging Materials so as to comply with Licensor's standards. Licensor shall have 10 Business Days from the time of submission of Articles or Packaging Materials by Licensee to communicate its disapproval to Licensee of such Articles or Packaging Materials, and if no such disapproval is communicated, such Articles or Packaging Materials shall be deemed approved. For the purposes of this Agreement, "Business Day" means the days on which banks in the City of New York are required to be open for business.
(b) After Licensor's approval has been obtained for Articles or Packaging Materials, Licensee shall not depart therefrom in any material manner with regard to materials, workmanship, design, style and quality without again obtaining prior approval from Licensor.

4. DISTRIBUTION OF ARTICLES.

  4.1 Distribution of Articles. The permitted distribution channels for Articles shall be the same as the distribution channels through which Licensor sells its footwear bearing the Licensed Mark and Unzipped sells Its jeanswear bearing the Licensed Mark, This includes sales of off-season Articles, which may only be sold where Licensor sells its off season footwear. In no event shall Articles be sold to mass merchandisers, club stores or discounters. Notwithstanding the foregoing, Licensee shall be permitted to sell to the following off-price retailers: Marmaxx, Ross Stores, Value City, Burlington Coat Factory, Rainbow Apparel, Century 21 and Stein.

  4.2 No Other Chanels or Internet. No distribution channel (including on the Internet) other than those set forth herein is permitted unless Licensee has obtained
Licensor's prior approval.

  5. MINIMUM NET SALES AND ROYALTIES

  5.1 Minimum Net Sales. (a) In furtherance of its duties and obligations hereunder, Licensee shall use its best efforts to promote diligently the manufacture, sale, marketing, distribution, advertisement and promotion of Articles in accordance with the terms of this Agreement, and without limiting the generality of the foregoing, achieve Minimum Net Sales during the Term in the amount equal to or greater than one million dollars ($1 million) "Minimum Net Sales")_

  5.2 $7,500 Payment. Licensee shall pay to Licensor, upon the execution of this Agreement, the sum of $7,500 (the
"Payment"). The Payment shall be credited against the payment of Royalties to Licensor by Licensee as set forth herein.

     5.3. Percentage Royalties. (a) Licensee shall pay  to
Licensor  percentage royalties equal to five percent  (5%)
of  Net  Sales ("Percentage Royalties"). It is  understood
that  Licensee shall guarantee payment to Licensor  during
the  Term  of  an amount equal to or greater than  $50,000
(5%  of Minimum Net Sales of $1 million). (b) In the event
that  at the end of the Term, Licensee has failed  to  pay
to  Licensor  Percentage Royalties in an amount  equal  or
greater  than  $50,000,  Licensee shall  pay  to  Licensor
within  10  days  following  the  end  of  the  Term,  the
difference  between  the  amount of  Percentage  Royalties
paid  and  $50,000, Notwithstanding the foregoing,  it  is
understood   that  in  the  event  that  the  License   is
terminated  as a result of a sale or transfer pursuant  to
Section 2.1, Licensee shall not be obligated to pay such differential amount upon termination.

     5.4  Advertising  Royalties. Licensee  shall  pay  to
Licensor  for contribution to advertising royalties  equal
to   two   percent   (2%)   of  Net  Sales   ("Advertising
Royalties",    together    with   Percentage    Royalties,
"Royalties").

     5.5  Definition  of Net Sales: For purposes  of  this
Agreement,  the term "Net Sales" shall mean the  aggregate
gross   invoiced  amount  in  United  States  dollars   of
Articles  shipped  by Licensee to customers  at  wholesale
prices   (invoiced   list  prices)   less   any   refunds,
allowances, deductions or credits for returns and  damages
that  are  directly  applicable to Products  and  actually
taken  by  Licensee's customers not to exceed ten  percent
(10%)  of  aggregate Net Sales in each Year. No deductions
shall  be  made  for other discounts, special  promotions,
advertising,  warehouse,  distribution  and  year-end   or
other   allowances,  or  any  other  costs   incurred   by
Licensee. In computing Net Sales, the gross invoiced amount resulting from any sale of Articles shall be determined based on the invoice price or amounts charged for sales to unrelated parties at arm's length, and Articles shall be considered finally "sold" upon the date of billing, shipping or payment, whichever event occurs first.

     5.6 . Payment of Royalties. Royalties shall be accounted for on the basis of each Quarter, end shall be paid in United States Dollars within thirty (30) days following the last day of each Quarter (or portion thereof in the event of prior termination of this Agreement for any reason). All payments shall be in accordance with this Section and Section 11.5.

6. OWNERSHIP OF LICENSED MARK.

     6.1 Unauthorized Uses. Licensee shall not use the Licensed Mark, in whole or in part, as any other corporate name or trade name, or in any manner not previously approved by Licensor. Licensee shall not join any name or names with the Licensed Mark so as to form a new mark. Licensee shall take no action that shall injure or degrade the reputation of the Licensed Mark.

     6.2   Licensor to Remain Owner. Licensee
acknowledges that Licensor is the owner of (or applicant for) all right, title and interest in and to the Licensed
Mark in the Territory
and is also the owner of the goodwill attached or which shall become attached thereto Licensee agrees that it shall never challenge Licensor's ownership of or the validity of the
Licensed Mark.

     6.3 Notification to Licensor. In the event Licensee learns of any infringement or imitation of the Licensed
Mark, it shall give prompt written notice to Licensor thereof. Licensor thereupon shall take such action as it deems advisable for the protection of its rights in and to the Licensed Mark and Licensee shall cooperate with Licensor in connection therewith.

     7. REPORTS; RECORDS; AUDITS.

     7.1  Quarterly Statements and Reports. Licensee shall
deliver  to Licensor, in a format acceptable to  Licensor,
within thirty (30) days after the end of each Quarter  (or
portion thereof, in the event of prior termination of  the
Term  for  any reason), a report, certified to be complete
and   accurate  by  Licensee's  Chief  Financial  Officer,
reflecting: (i) the number of units of Articles and, where appropriate, aggregate wholesale and retail prices by categories of the Articles shipped and/or sold by Licensee during such Quarter, (ii) information on an itemized basis for any returns or markdowns made during such Quarter, and (iii) Net Sales and the computation of Royalties payable for such Quarter, together with such other information as Licensor may reasonably require.

     7.2 Annual Statements and Reports. Licensee shall deliver to Licensor within 60 days after the end of each applicable Year (or portion thereof, in the event of prior termination of the Term for any reason) in detail reasonably satisfactory to Licensor, statements and a report reflecting for such Year the information provided
Quarter by Quarter pursuant to Section 7.1.

     7.3  Books  and  Records; Audits. (a) Licensee  shall
prepare  and  maintain,  in  such  manner  as  will  allow
accountants  to  perform  an  audit  in  accordance   with
generally  accepted  accounting principles,  complete  and
accurate  books  of  account.  and  records  covering  all
transactions   arising  out  of  or   relating   to   this
Agreement.    Licensor    and    its    duly    authorized
representatives shall have the right at any time and from time to time, with reasonable notice during regular business hours, to inspect and/or audit said books of account and records and examine all other documents and material in the possession or under the control of Licensee with respect to 'the subject matter of this Agreement. If an audit reveals a deficiency of four percent (4%) or greater between the amounts Licensee owed and the amounts Licensee paid to Licensor hereunder, Licensee shall reimburse Licensor for all costs and expenses of the inspection or audit.

8. TFRMINATION.

     8.1 Nonpayment of Financial Obligations. Licensor may terminate this Agreement upon fifteen (15) Business
Days written notice if Licensee defaults In any of its payment obligations set forth In this Agreement and thereafter fails to cure the default within such fifteen
(15) day period.

     8.2 Material Breach of Agreement. Either party may terminate this Agreement upon thirty (30) Business Days written notice setting forth the nature of the breach if the other party commits a material breach of any of its obligations set forth in this Agreement and thereafter fails to cure the breach within such thirty (30) day period.

9.   RIGHTS UPON TERMINATION

  9.1 Sell-Off: Termination of Production (a) Upon the expiration or termination of this Agreement, Licensee shall cease all manufacture, distribution, sale, advertising, promotion and sourcing of Articles, except with respect to the sell off of goods under Section 9.3 hereof. All labels, tags, and other such items and Packaging Materials bearing the Licensed Mark that are not required to complete work in process shall be, at Licensor's option, sent-or shipped to Licensor immediately (at no cost to Licensor) or destroyed.

  9.2 Inventory. Upon the expiration or termination of this Agreement, Licensee shall immediately deliver to Licensor a complete and accurate schedule of Licensee's inventory of finished Articles, related work-in-process then on hand and confirmed orders. Such schedule shall be prepared as of the close of business an the date of such expiration or termination and shall reflect Licensee's cost of each such item.

  9.3 Sell-off. If Licensor has not terminated the Agreement based upon a material breach that would diminish the value and reputation of the Licensed Mark, and Licensee shall be entitled, for a period of three (3) months following the expiration or termination of this Agreement, to sell and dispose of the Inventory. Such sales shall be made subject to all of the provisions of this Agreement, including but not limited to an accounting therefore and the payment of Royalties thereon.

  9.4 Termination of Rights Except as specifically provided herein, upon the expiration or termination of this Agreement all of the rights of Licensee under this Agreement shall terminate forthwith and shall revert immediately to Licensor and Licensee no longer shall have the right to use the Licensed Mark.

10.  HOLD HARMLESS.

  10.1. Licensee's Indemnification. (a) Licensee shall indemnify and hold harmless Licensor and each of its directors, officers, employees, contractors, agents and affiliates from any and all claims, suits, judgments, losses, damages and expenses, including reasonable attorneys' fees, of any kind whatsoever brought by a third party (collectively, "Losses") that arise in any way from:
(i) Licensee's material breach of this Agreement; and (ii) the manufacture, sale, distribution, production, promotion, advertising, or transportation of Articles, except to the extent that such Losses are directly caused by Licensor's gross negligence or willful misconduct. (b) throughout the Term Licensee shall maintain products liability insurance, or insurance providing protection against claims of the nature commonly provided against by such insurance, in either case, providing coverage against claims on an "occurrence" basis, in an amount not less than three million dollars ($3,000,000), with an aggregate limit of not less than ($5,000,000).

  10.2 Licensor's Indemnification. Licensor shall defend, indemnify and hold Licensee and each of its directors, officers, employees, contractors, agents and affiliates, harmless from and against any Losses of any kind whatsoever that arise in any way from any actual or alleged patent, trademark, trade dress or copyright infringement resulting from the use of the Licensed Mark by Licensee as permitted or authorized under this Agreement to the extent that such Losses are not caused by Licensee's gross negligence or willful misconduct.

11. MISCELLANEQLLS.

  11.1. Governing Law Forum. This Agreement shall be interpreted and construed In accordance with the laws of the State of New York, without regard to its internal conflict of laws principles. In connection with any litigation relating hereto, the Parties shall subject themselves exclusively to the jurisdiction of the federal and state courts sitting within the City of New York.

  11.2 Binding Effect. The rights and obligations set forth in this Agreement shall be binding upon and shall inure to the benefit of the legal successors and permitted assigns of Licensor and Licensee.

  11.3 No Partnership. Nothing in this Agreement shall be construed to create a partnership or joint venture among the Parties. Nothing herein shall be construed to appoint Licensee as an agent for Licensor in other arrangements outside of this Agreement.

  11.4. Licensor's Sole Discretion. Unless specifically stated otherwise herein, it is understood and agreed that where this Agreement provides that Licensor shall approve of any matter, such approval or disapproval shall be based solely on Licensor's subjective standards and determined in accordance with Licensor's sole and absolute discretion,

  11.5      Manner  of Payment. All amounts  payable  to
Licensor by Licensee pursuant to this Agreement shall  be
paid  by  wire  transfer  in  United  States  Dollars  by
Licensee  to  Licensor in accordance with the  reasonable
instructions  of  Licensor,  or  by  check  sent  to  the
attention  of  Richard Danderline,  Candie's,  Inc.,  400
Columbus Avenue, Valhalla, New York, 10595. Checks should be made payable to "Michael Caruso & Co., Inc.", or to such payee as Licensor shall designate at any time by written notice to Licensee.

  11.6 Interest. If Licensee fails to make any payment due hereunder, the unpaid balance shall be subject to interest charges per month equal to the prime rate in effect at Licensor's principal commercial lender as of the date that the amount is due, plus three points. If
Licensor must take legal action to collect any amount due under this Agreement, Licensee shall pay Licensor's collection costs, including attorneys' fees

  11.7    Assignment.   Licensee  shall  not  assign   or
sublicense  any  of  its  rights  under  this  Agreement,
including the right to distribute Articles or to  appoint
any  manager  or  agent in connection therewith,  to  any
other  Person  without  the  prior  written  consent   of
Licensor.

   11.8 Severability. If any portion of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected and shall remain in full force and effect. In the event that any portion or clause of this Agreement is rendered invalid, that portion or clause shall be stricken here from, and the remainder of the Agreement shall remain in full force and effect.

  11.9 Modification or Waiver This Agreement may be modified or a requirement thereof waived only by a writing signed by all Parties. The waiver of any requirement set forth in this Agreement shall not constitute a permanent waiver of that requirement or a waiver of any other provision hereof.

  11.10 Notices (a) All notices, requests, waivers, consents and other communications hereunder shall be in writing and  shall  be  personally delivered,  mailed  by  overnight
mail,  overnight  courier, certified   U.S.  Mail,  postage
prepaid,  return   receipt requested  or  faxed (with
confirmation of receipt) to the addresses first named above.

  11.11 Entire Agreament. This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and there are no further agreements or understandings among the Parties with respect to such subject matter,

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written,



CANDIE'S INC.                 INNOVO, INC.

By:                           By: /s/ Samuel Joseph Furrow, Jr
                                 -----------------------------
Name:                         Name: Samuel Joseph Furrow, Jr.
Title:                        Title: President

             BONGO MARK REGISTRATION INFORMATION

        [FOR CANADA, MEXICO, PANAMA & UNITED STATES]

                       INNOVO GROUP INC.




July 26, 2002

Ms. Allison H. Bilotta
Director, Licensing & New Business Development
Candie's, Inc.
215 West 40th Street
New York, NY 10018

RE: License Agreement between Michael Caruso & Co., and
     Innovo, Inc.

Dear Allison:

This letter confirms that we have agreed to give up our right to design, manufacture, market, sell, promote, distribute, and/or advertise Bongo belts under the agreement dated March 26, 2001.


Very truly,

/s/ Jay Furrow
--------------
Jay Furrow
President, Innovo Group Inc.